NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following class of securities issued by FocusShares Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Focus Morningstar Energy Index ETF (suspension: 8/20/2012) symbol: FEG

Focus Morningstar Mid Cap Index ETF (suspension: 8/20/2012) symbol: FMM

Focus Morningstar US Market Index ETF (suspension: 8/20/2012) symbol: FMU

Focus Morningstar Large Cap Index ETF (suspension: 8/20/2012) symbol: FLG

Focus Morningstar Utilities Index ETF (suspension: 8/20/2012) symbol: FUI

Focus Morningstar Small Cap Index ETF (suspension: 8/20/2012) symbol: FOS

Focus Morningstar Basic Materials ETF (suspension: 8/20/2012) symbol: FBM

Focus Morningstar Technology Index ETF (suspension: 8/20/2012) symbol: FTQ

Focus Morningstar Real Estate Index ETF (suspension: 8/20/2012) symbol: FRL

Focus Morningstar Industrials Index ETF (suspension: 8/20/2012) symbol: FIL

Focus Morningstar Health Care Index ETF (suspension: 8/20/2012) symbol: FHC

Focus Morningstar Consumer Cyclical Index ETF
(suspension: 8/20/2012) symbol: FCL

Focus Morningstar Financial Services Index ETF
(suspension: 8/20/2012) symbol: FFL

Focus Morningstar Consumer Defensive Index ETF
(suspension: 8/20/2012) symbol: FCD

Focus Morningstar Communication Services Index ETF
(suspension: 8/20/2012) symbol: FCQ


This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the securitites listed above on August 30, 2012, and closed to new investors on August 17, 2012. Accordingly,trading in the issues were suspended before the opening on August 20, 2012.